AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2003

        REGISTRATION STATEMENT NOS. 333-102173, 333-102173-01, 333-102173-02 AND
                                    333-102173-03
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                 POST-EFFECTIVE
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

     FPL GROUP, INC.                FLORIDA                       59-2449419
  FPL GROUP CAPITAL INC             FLORIDA                       59-2576416
FPL GROUP CAPITAL TRUST I           DELAWARE                      71-6208698
FPL GROUP CAPITAL TRUST II          DELAWARE                      71-6208700
(Exact name of each              (State or other              (I.R.S. Employer
 registrant as specified         jurisdiction of             Identification No.)
   in its charter)               incorporation or
                                  organization)

                                ----------------

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive offices)

                                ----------------


Dennis P. Coyle, Esq.    Thomas R. McGuigan, P.A.    Robert J. Reger, Jr., Esq.
General Counsel and      Steel Hector & Davis LLP    Thelen Reid & Priest LLP
and Secretary            200 South Biscayne Blvd.    875 Third Avenue
FPL Group, Inc.          Suite 4000                  New York, New York  10022
700 Universe Blvd.       Miami, Florida 33131        (212) 603-2000
Juno Beach, Fl 33408     (305) 577-7000
(561) 694-4000
                 (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------

                It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

                             Richard L. Harden, Esq.
                              Hunton & Williams LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 309-1000

                                ----------------

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.      EXHIBITS.

**1(a)     -  Form of Underwriting Agreement for the Offered Securities (other than Preferred Trust Securities and related securities.)

**1(b)     -  Form of Underwriting Agreement with respect to Preferred Trust
              Securities.

**4(a)     -  Restated Articles of Incorporation of FPL Group dated December 31,
              1984, as amended through December 17, 1990 (filed as Exhibit 4(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669).

**4(b)     -  Amendment to FPL Group's Restated Articles of Incorporation dated
              June 27, 1996 (filed as Exhibit 3 to Form 10-Q for the quarter ended June 30, 1996, File No. 1-8841).

**4(c)     -  Bylaws of FPL Group as amended February 12, 2001 (filed as Exhibit
              3(ii)a to Form 10-K for the year ended December 31, 2000,
              File No. 1-8841).

**4(d)     -  Form of Rights Agreement, dated as of July 1, 1996, between FPL
              Group and EquiServe Trust Company, N.A. as successor to Fleet
              National Bank (formerly known as The First National Bank of
              Boston) as Rights Agent (filed as Exhibit 4 to Form 8-K dated
              June 17, 1996, File No. 1-8841).

**4(e)     -  Second Amendment to Rights Agreement, dated as of December 26,
              2002, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First
              National Bank of Boston) as the Rights Agent (filed as Exhibit 3 to Form 8-A/A dated January 3, 2003, File No. 1-8841).

**4(f)     -  Articles of Incorporation of FPL Group Capital dated July 31, 1985
              (filed as Exhibit 3.1 to Registration Statement No. 33-6215).

**4(g)     -  Bylaws of FPL Group Capital dated January 4, 1988 (filed as
              Exhibit 4(b) to Registration Statement No. 33-69786).

**4(h)     -  Restated Articles of Incorporation of Florida Power & Light
              Company dated March 23, 1992 (filed as Exhibit 3(i)a to Form
              10-K for the year ended December 31, 1993, File No. 1-3545).

**4(i)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated March 23, 1992 (filed as Exhibit 3(i)b to Form
              10-K for the year ended December 31, 1993, File No. 1-3545).

**4(j)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated May 11, 1992 (filed as Exhibit 3(i)c to Form
              10-K for the year ended December 31, 1993, File No. 1-3545).

**4(k)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated March 12, 1993 (filed as Exhibit 3(i)d to Form
              10-K for the year ended December 31, 1993, File No. 1-3545).

**4(l)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated June 16, 1993 (filed as Exhibit 3(i)e to Form
              10-K for the year ended December 31, 1993, File No. 1-3545).

**4(m)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated August 31, 1993 (filed as Exhibit 3(i)f to
              Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(n)     -  Amendment to Florida Power & Light Company's Restated Articles of
              Incorporation dated November 30, 1993 (filed as Exhibit 3(i)g to
              Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(o)     -  Bylaws of Florida Power & Light Company dated May 11, 1992 (filed as Exhibit 3 to Form 8-K dated May 1, 1992, File No. 1-3545).

**4(p)     -  Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and three Supplements thereto, between Florida Power &
              Light Company and Deutsche Bank Trust Company Americas, Trustee
              (the "Mortgage") (filed as Exhibit B-3, File No. 2-4845; Exhibit
              7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit
              7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit
              4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit
              4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255;
              Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No.
              2-13925; Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File
              No. 2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1,
              File No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c),
              File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c),
              File No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c),
              File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c),
              File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c),
              File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c),
              File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c),
              File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c),
              File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c),
              File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No.
              2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No.
              2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No.
              2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No.
              2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit
              4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit
              99(a) to Post-Effective Amendment No. 5 to Form S-8, File No.
              33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form
              S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form
              10-Q for the quarter ended June 30, 1994, File No. 1-3545;
              Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995,
              File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended
              March 31, 1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form
              10-Q for the quarter ended March 31, 1999, File No. 1-3545;
              Exhibit 4(f) to Form 10-K for the year ended December 31, 2000,
              File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended
              December 31, 2000, File No. 1-3545; Exhibit 4(o), File No.
              333-102169; and Exhibit 4(k), File No. 333-102172.

**4(q)     -  Indenture, dated as of June 1, 1999, between FPL Group Capital and
              The Bank of New York, as Trustee (filed as Exhibit 4(a) to Form
              8-K dated July 16, 1999, File No. 1-8841).

**4(r)     -  Guarantee Agreement between FPL Group (as Guarantor) and The Bank of New York (as Guarantee Trustee) dated as of June 1, 1999 (filed as Exhibit 4(b) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(s)     -  Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 6 7/8% Debentures, Series due June 1, 2004 (filed as
              Exhibit 4(c) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(t)     -  Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 7 3/8% Debentures, Series due June 1, 2009 (filed as
              Exhibit 4(d) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(u)     -  Officer's Certificate of FPL Group Capital, dated September 7,
              1999, creating the 7 5/8% Debentures, Series due September 15,
              2006 (filed as Exhibit 4 to the Form 10-Q for the quarter ended
              September 30, 1999, File No. 1-8841).

**4(v)     -  Officer's Certificate of FPL Group Capital, dated May 11, 2001, creating the 6 1/8% Debentures, Series due May 15, 2007 (filed as
              Exhibit 4 to the Form 10-Q for the quarter ended June 30, 2001,
              File No. 1-8841).

**4(w)     -  Officer's Certificate of FPL Group Capital, dated February 4,
              2002, creating the Series A Debentures due February 16,
              2007 (filed as Exhibit 4(j) to the Form 10-K for the year ended
              December 31, 2001, File No. 1-8841).

**4(x)     -  Officer's Certificate of FPL Group Capital, dated June 12, 2002, creating the Series B Debentures due February 16, 2008 (filed as
              Exhibit 4(a) to the Form 10-Q for the quarter ended June 30, 2002,
              File No. 1-8841).

**4(y)     -  Purchase Contract Agreement, dated as of February 1, 2002, between
              FPL Group and The Bank of New York, as Purchase Contract Agent and
              Trustee (filed as Exhibit 4(k) to the Form 10-K for the year ended
              December 31, 2001, File No. 1-8841).

**4(z)     -  Purchase Contract Agreement, dated as of June 1, 2002, between
              FPL Group and The Bank of New York, as Purchase Contract Agent and
              Trustee (filed as Exhibit 4(b) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(aa)    -  Pledge Agreement, dated as of February 1, 2002, by and among FPL
              Group, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as Purchase
              Contract Agent (filed as Exhibit 4(l) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

**4(ab)    -  Pledge Agreement, dated as of June 1, 2002, by and among FPL
              Group, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as Purchase
              Contract Agent (filed as Exhibit 4(c) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(ac)    -  Form of Officer's Certificate relating to the Offered Debt
              Securities, including form of Offered Debt Securities.

**4(ad)    -  Form of Purchase Contract Agreement.

**4(ae)    -  Form of Pledge Agreement.

**4(af)    -  Form of Remarketing Agreement.

**4(ag)    -  Trust Agreement and Certificate of Trust of FPL Group Capital
              Trust I.

**4(ah)    -  Trust Agreement and Certificate of Trust of FPL Group Capital
              Trust II.

**4(ai)    -  Form of Amended and Restated Trust Agreement.

**4(aj)    -  Form of Subordinated Indenture (For Unsecured Subordinated
              Debentures relating to Trust Securities) of FPL Group Capital.

**4(ak)    -  Form of Officer's Certificate relating to the Junior Subordinated
              Debentures, including form of Junior Subordinated Debentures.

**4(al)    -  Form of Preferred Trust Securities Guarantee Agreement, relating to the Preferred Trust Securities.

**4(am)    -  Form of Agreement as to Expenses and Liabilities relating to the
              Trust is contained in Exhibit D of Exhibit 4(ai) hereto.

**4(an)    -  Form of Preferred Trust Securities is contained in Exhibit C of
              Exhibit 4(ai) hereto.

**4(ao)    -  Officer's Certificate of FPL Group Capital, dated April 11, 2003, creating the 3 1/4% Debentures, Series due April 11, 2006.

*4(ap)     -  Officer's Certificate of FPL Group Capital, dated September 30,
              2003, creating the Floating Rate Debentures, Series due March 30,
              2005.

*4(aq)     -  Officer's Certificate of FPL Group Capital, dated September 30,
              2003, creating the 1 7/8% Debentures, Series due March 30, 2005.

**5(a)     -  Opinion and Consent, dated March 18, 2003, of Steel Hector & Davis
              LLP, counsel to FPL Group, FPL Group Capital, FPL Group Capital
              Trust I and FPL Group Capital Trust II.

**5(a).1.  -  Opinion and Consent, dated April 11, 2003, of Steel Hector & Davis
              LLP, counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

*5(a).2.   -  Opinion and Consent, dated September 30, 2003, of Steel Hector &
              Davis LLP, counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of Floating Rate
              Debentures, Series due March 30, 2005 and 1 7/8% Debentures,
              Series due March 30, 2005, and the related guarantee of FPL Group.

**5(b)     -  Opinion and Consent, dated March 18, 2003, of Thelen Reid & Priest
              LLP, co-counsel to FPL Group, FPL Group Capital, FPL Group Capital
              Trust I and FPL Group Capital Trust II.

**5(b).1.  -  Opinion and Consent, dated April 11, 2003, of Thelen Reid & Priest
              LLP, co-counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

*5(b).2.   -  Opinion and Consent, dated September 30, 2003, of Thelen Reid &
              Priest LLP, co-counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of Floating Rate
              Debentures, Series due March 30, 2005 and 1 7/8% Debentures,
              Series due March 30, 2005, and the related guarantee of FPL Group.

**5(c)     -  Opinion of Reed Smith LLP, special Delaware counsel to FPL Group,
              FPL Group Capital and FPL Group Capital Trust I.

**5(d)     -  Opinion of Reed Smith LLP, special Delaware counsel to FPL Group,
              FPL Group Capital and FPL Group Capital Trust II.

**12       -  Computation of Ratio of Earnings to Fixed Charges (filed as
              Exhibit 12(a) to Form 10-K of FPL Group for the year ended
              December 31, 2002, File No. 1-8841).

**23(a)    -  Independent Auditors' Consent of Deloitte & Touche LLP.

**23(b)    -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a)).

**23(b).1. -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).1.).

*23(b).2.  -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).2.).

**23(c)    -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).

**23(c).1. -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).1.).

*23(c).2.  -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).2.).

**23(d)    -  Consent of Reed Smith LLP (included in opinion, attached hereto as
              Exhibit 5(c)).

**23(e)    -  Consent of Reed Smith LLP (included in opinion, attached hereto as
              Exhibit 5(d)).

**24       -  Powers of Attorney.

**25(a)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Guarantee Trustee with respect to Debt Securities Guarantee.

**25(b)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Indenture Trustee.

**25(c)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              purchase contract agent.

**25(d)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Subordinated Indenture Trustee.

**25(e)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Property Trustee, with respect to the Amended and Restated Trust
              Agreement of FPL Group Capital Trust I.

**25(f)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Property Trustee, with respect to the Amended and Restated Trust
              Agreement of FPL Group Capital Trust II.

**25(g)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Preferred Trust Securities Guarantee Trustee, with respect to the
              Preferred Trust Securities Guarantee Agreement of FPL Group
              Capital Trust I.

**25(h)    -  Statement of Eligibility on Form T-1 of The Bank of New York, as
              Preferred Trust Securities Guarantee Trustee, with respect to the
              Preferred Trust Securities Guarantee Agreement of FPL Group
              Capital Trust II.

*Filed herewith.

**Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 3rd day of October, 2003.

                                          FPL GROUP, INC.


                                          By: /s/ Lewis Hay III*
                                          --------------------------------------
                                          Lewis Hay III
                                          Chairman of the Board, President,
                                          Chief Executive Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title                              Date
---------                     -----                              ----

/s/ Lewis Hay III*
-------------------------     Chairman of the Board, President,  October 3, 2003
    Lewis Hay III             Chief Executive Officer and
                              Director (Principal Executive
                              Officer)

/s/ Moray P. Dewhurst*
-------------------------     Vice President, Finance and Chief  October 3, 2003
    Moray P. Dewhurst         Financial Officer (Principal
                              Financial Officer)

/s/ K. Michael Davis*
-------------------------     Controller and Chief Accounting    October 3, 2003
    K. Michael Davis          Officer (Principal Accounting
                              Officer)

/s/ H. Jesse Arnelle*
-------------------------     Director                           October 3, 2003
    H. Jesse Arnelle

/s/ Sherry S. Barrat*
-------------------------     Director                           October 3, 2003
    Sherry S. Barrat


-------------------------     Director
  Robert M. Beall, II

/s/ J. Hyatt Brown*
-------------------------     Director                           October 3, 2003
    J. Hyatt Brown

Signature                     Title                              Date
---------                     -----                              ----


-------------------------     Director
    James L. Camaren

/s/ Willard D. Dover*
-------------------------     Director                           October 3, 2003
    Willard D. Dover


-------------------------     Director
Alexander W. Dreyfoos Jr.

/s/ Frederic V. Malek*
-------------------------     Director                           October 3, 2003
    Frederic V. Malek


-------------------------     Director
    Michael H. Thaman

/s/ Paul R. Tregurtha*
-------------------------     Director                           October 3, 2003
    Paul R. Tregurtha

/s/ Frank G. Zarb*
-------------------------     Director                           October 3, 2003
    Frank G. Zarb

*By: /s/ Dennis P. Coyle
    ---------------------
     Dennis P. Coyle, Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Inc certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 3rd day of October, 2003.

                                     FPL GROUP CAPITAL INC


                                     By: /s/ Lewis Hay III*
                                        --------------------------------------
                                        Lewis Hay III
                                        President, Chief Executive Officer and
                                        Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title                              Date
---------                     -----                              ----

/s/ Lewis Hay III*
-----------------------       President, Chief Executive         October 3, 2003
Lewis Hay III                 Officer and Director (Principal
                              Executive Officer)

/s/ Moray P. Dewhurst*
-----------------------       Senior Vice President, Finance,    October 3, 2003
Moray P. Dewhurst             Chief Financial Officer and
                              Director (Principal Financial
                              Officer)

/s/ K. Michael Davis*
-----------------------       Controller and Chief Accounting    October 3, 2003
K. Michael Davis              Officer (Principal Accounting
                              Officer)

/s/ Paul I. Cutler*
-----------------------       Director                           October 3, 2003
Paul I. Cutler


*By:/s/ Dennis P. Coyle
    -------------------
    Dennis P. Coyle, Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 3rd day of October, 2003.

                                     FPL GROUP CAPITAL TRUST I


                                     By:    /s/ Paul I. Cutler
                                        -------------------------------
                                        Name:   Paul I. Cutler
                                        Title:  Administrative Trustee

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 3rd day of October, 2003.

                                     FPL GROUP CAPITAL TRUST II


                                     By:    /s/ Paul I. Cutler
                                        -------------------------------
                                        Name:   Paul I. Cutler
                                        Title:  Administrative Trustee

                                  EXHIBIT INDEX

4(ap)      -  Officer's Certificate of FPL Group Capital, dated September 30,
              2003, creating the Floating Rate Debentures, Series due
              March 30, 2005.

4(aq)      -  Officer's Certificate of FPL Group Capital, dated September 30,
              2003, creating the 1 7/8% Debentures, Series due March 30, 2005.

5(a).2.    -  Opinion and Consent, dated September 30, 2003, of Steel Hector &
              Davis LLP, counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of Floating Rate
              Debentures, Series due March 30, 2005 and 1 7/8% Debentures,
              Series due March 30, 2005, and the related guarantee of FPL Group.

5(b).2.    -  Opinion and Consent, dated September 30, 2003, of Thelen Reid &
              Priest LLP, co-counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of Floating Rate
              Debentures, Series due March 30, 2005 and 1 7/8% Debentures,
              Series due March 30, 2005, and the related guarantee of FPL Group.

23(b).2.   -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).2.).

23(c).2.   -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).2.).